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                                 AT THE COMPANY

Edward C. Callahan, Jr.                                        Vincent T. Dolan
President and CEO                                                    VP and CFO
610-277-8300                                                       610-277-8300


November 24, 1999

                              NEOWARE SYSTEMS, INC.

         King of Prussia, PA, (November 24, 1999) -- Neoware Systems, Inc. (Nasdaq: NWRE) reported today that it received notification from Nasdaq that based upon the Company's Form 10-Q for the period ending September 30, 1999, it no longer meets the minimum net tangible asset requirement for continued listing on the Nasdaq National Market. The Nasdaq Staff has therefore determined to delist the Company's securities from the National Market effective upon the close of business on November 30, 1999. Pursuant to Nasdaq procedure, the Company has decided to appeal Nasdaq's decision. The Company's request for an appeal will suspend the Company's delisting pending a decision by the Nasdaq Listing Qualifications Panel. In addition, the Company is considering various alternatives for the trading of its securities, including a Nasdaq SmallCap Market listing.
         The Nasdaq notification also stated that the Nasdaq Staff believes the transaction previously announced by the Company to acquire the business of MTX, Inc. of Raleigh, North Carolina requires the combined company to meet Nasdaq's initial listing requirements in order for its securities to be listed on the National Market. Nasdaq further noted that the combined company may not meet the initial listing requirements. The Company also plans to appeal Nasdaq's classification of the transaction as one requiring the combined company to file a new listing application.
         The agreement between the Company and MTX requires as a closing condition that the shares of Neoware common stock issuable in the transaction be approved for listing on the Nasdaq National Market. The Company is unable to predict at this time whether its efforts to remain listed will be successful or, if not, whether MTX will waive this closing condition.
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About Neoware

         Neoware's products are "thin client" Windows-based terminals designed to allow access to Windows applications running on multi-user Windows NT servers. They are designed as alternatives to dumb terminals or personal computers, offering lower up-front and administrative costs. Neoware's products are designed primarily to run Windows applications via a server such as Microsoft Windows NT Terminal Server Edition or Citrix WinFrame. More information about Neoware can be found on the Web at http://www.neoware.com or via email at info@neoware.com. Neoware is based in King of Prussia, Pa.

For Neoware Investors

         This release contains forward-looking statements that are within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from those in such forward looking statements. Forward looking statements include those relating to determinations of the NASDAQ Listing Qualifications Panel, consummation of the MTX transaction and the effect of actions taken by other parties. The words "believe", "expect", "intend", "anticipate", variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.